EX-12



              Computation of Ratio of Earnings to Fixed Charges

                                       1991    1992    1993    1994    1995
                                              (Thousands of Dollars)
Fixed Charges, as defined:
  Interest on long-term debt        $ 15,120  16,292  16,166  15,405  14,811
  Other interest                       1,605     586     596   1,771   2,325
  Interest component of rents
    charged to operating expenses        232     214     183     177     227
Total Fixed Charges, as defined     $ 16,957  17,092  16,945  17,353  17,363

Earnings, as defined:
Net income                          $ 29,510  19,217  18,987  20,667  27,656
Add:
    Income taxes                      17,382   9,698   9,464   9,188  19,453
    Fixed charges                     16,957  17,092  16,945  17,353  17,363
Total Earnings, as defined          $ 63,849  46,007  45,396  47,208  64,472

Ratio of Earnings to Fixed Charges     3.77x   2.69x   2.68x   2.72x   3.71x




              Computation of Ratio of Earnings to Fixed Charges
                    and Preferred & Preference Dividends

                                       1991    1992    1993    1994    1995
                                              (Thousands of Dollars)
Fixed Charges, as defined:
  Interest on long-term debt        $ 15,120  16,292  16,166  15,405  14,811
  Other interest                       1,605     586     596   1,771   2,325
  Interest component of rents
    charged to operating expenses        232     214     183     177     227
Total Fixed Charges, as defined     $ 16,957  17,092  16,945  17,353  17,363
Preferred & Preference Dividends,
    as defined (a)                     4,886   4,476   4,287   3,545   4,187
Fixed Charges and Preferred &
  Preference Dividends, as defined  $ 21,843  21,568  21,232  20,898  21,550

Earnings, as defined:
Net income                          $ 29,510  19,217  18,987  20,667  27,656
Add:
    Income taxes                      17,382   9,698   9,464   9,188  19,453
    Fixed charges                     16,957  17,092  16,945  17,353  17,363
Total Earnings, as defined          $ 63,849  46,007  45,396  47,208  64,472

Ratio of Earnings to Fixed Charges
  and Preferred & Preference
  Dividends, as defined                2.92x   2.13x   2.14x   2.26x   2.99x


(a) Preferred and preference dividends have been adjusted by multiplying the requirement by the ratio that income before income taxes bears to net income. Such ratios were as follows: 159% in 1991, 151% in 1992, 150% in 1993, 145% in 1994 and 170% in 1995.